Trustco Bank	Exhibit 99(a)
Bank Corp NY	News Release
5 Sarnowski Drive, Glenville, New York , 12302

Subsidiary: Trustco Bank	Robert J. McCormick
Chairman, President and
Chief Executive Officer

August 2010

Dear Fellow Shareholders;

I write to you today with exciting news.  At our August meeting the TrustCo Board of Directors voted to increase the common stock cash dividend by 5% effective with the payment to be made in October.  We are all well aware of the importance of the cash dividend to our shareholders and are thrilled to be able to take this important step.
Over the last several years you, our shareholders, have been patient as we faced some of the most difficult national and regional economic conditions in our nation's history.  That patience is beginning to pay off as we capitalize on our strengths and our expanded branch network.

The dividend is payable on October 1, 2010 to shareholders of record as of September 3, 2010.  The dividend will be paid according to your existing instructions, so the only change you will see will be in the amount.    We are pleased to continue a history of over 100 years of continuous cash dividends to our shareholders.

We appreciate your support and will continue building a company we can all be proud of.

Sincerely,

/s/ Robert J. McCormick
Robert J. McCormick
Chairman, President and Chief Executive Officer